Exhibit 23.B
Consent of Independent Registered Public Accounting Firm
We hereby consent to the use in this Registration Statement on Amendment No. 1 to Form S-4 (File No. 333-146250) of Southern Natural Gas Company and Southern Natural Issuing Corporation of our report dated March 15, 2006 relating to the consolidated financial statements and consolidated financial statement schedule as of December 31, 2005 and for each of the two years in the period ended December 31, 2005 of Southern Natural Gas Company, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Birmingham, Alabama
October 24, 2007